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                                                                    Exhibit 99.1

TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES AN AGREEMENT IN PRINCIPLE TO ACQUIRE NOW! AUDIOVIDEO IN NORTH CAROLINA

CANTON, MA. April 27, 2004 -- Tweeter Home Entertainment Group, Inc., (Nasdaq:
TWTR) announced today that it has reached an agreement in principle to acquire NOW! AudioVideo located in the greater Raleigh-Durham, NC, Greensboro-Winston-Salem, NC, and Knoxville, TN markets. NOW! is a six-store specialty retailer with a significant focus on custom installation with annual sales of approximately $21 million. NOW!, which has operated in North Carolina for 30 years, is an annual Top Ten Retailer Award recipient from AudioVideo International. The companies expect to complete the transaction on or about July 1, 2004.

Jeffrey Stone, Tweeter's President and Chief Executive Officer said, "NOW! is very highly regarded by the industry and in their marketplace as the place to go for upscale home and car consumer electronics and home systems integration. Additionally, Ann & Richard Shachtman, the principals, have been friends of the company for years and we share many business and personal philosophies which should make cultural integration very easy."

Stone added, "The NOW! acquisition gives an immediate boost to our retail and in-home installer base in North Carolina. It brings our store count to 9 in North Carolina and 4 in Tennessee. North Carolina is a growth market with demographic and psychographic trends which align with our overall customer strategy."

According to Joe McGuire, Tweeter's CFO, "We expect that the acquisition of NOW! will have a neutral effect on our earnings per share for the remainder of the fiscal year. In fiscal 2005, we expect this acquisition to contribute to earnings per share growth as we further leverage the North Carolina region's infrastructure costs with our sales expansion."

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car. Tweeter has the expertise to explain it all, deliver it all, and install it all so that its customers can "Just Sit Back and Enjoy".

The company's fiscal 2003 revenues were $787 million. Tweeter has been named a "Consumer Electronics Retailer of the Year" by Audio-Video International every year since 1979 and was named one of the "100 Fastest Growing Companies" by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 175 stores under the Tweeter, HiFi Buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company's web sites at www.twtr.com and www.tweeter.com.

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       For further information, contact Anne-Marie Kline at 781 830 3478, fax 781 830 3223 or email at amkline@twtr.com.

                                   # # # # # #

Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The financial and other projections referred to in this press release concerning NOW!'s results following the planned acquisition are based on various assumptions, including that Tweeter will complete the acquisition as currently contemplated. It is possible that Tweeter's acquisition of NOW! will not be completed as currently planned. Further, these projections involve future operations and revenues and are speculative. While Tweeter's management believes that the projections are based on reasonable assumptions concerning NOW!'s operations and revenues following the completion of the planned

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acquisition, such operations and revenues may differ significantly from management's current expectations. These forward-looking statements and projections are subject to various risks and uncertainties, including risks associated with the difficulty of integrating NOW! with the Tweeter business model, the potential failure to achieve the beneficial synergies expected to result from the acquisition, risks associated with new store openings, risks related to planned earnings per share estimates, the risks of economic downturns generally, and in Tweeter's industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter's dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in the Company's Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC's web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and projections.

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